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                                            N-SAR Item 77Q(3) Exhibit

     Because the electronic format of filing Form N-SAR does not provide adequate space for responding to Items 72DD, 73A, 74U and 74V
correctly,     the correct answers are as follows:

     Evergreen International Bond Fund

                  72DD              73A              74U               74V


                  Dollar            Per Share        Shares


                  Distributions     Distributions    Outstanding       NAV
     ---------------------------------------------------------------------



     Class A      $2,197,504        $0.42            7,574,156         $10.74


     Class B      $275,928 $0.34            943,242  $10.75


     Class C      $855,083 $0.34            2,926,648         $10.73


     Class I      $26,527,517       $0.45            75,157,337        $10.73


     Class IS     $460,983 $0.42            1,876,676         $10.74